Exhibit 99.1

NEWS RELEASE

CONTACT:	Gary S. Maier
Maier & Company, Inc.
(310) 442-9852
MOTORCAR PARTS REPORTS FISCAL THIRD QUARTER RESULTS
—Reports Significant Growth in Operating Income
     LOS ANGELES, CA — February 11, 2008 — Motorcar Parts of America, Inc. (Nasdaq: MPAA) today reported results for its fiscal third quarter ended December 31, 2007, reflecting continued progress in its strategic initiatives to reduce manufacturing costs and gain market share in a consolidating industry.
     Net loss for the fiscal 2008 third quarter was reduced significantly to $183,000, or $0.02 per diluted share, compared with a net loss of $2.1 million, or $0.25 per diluted share, a year earlier. Operating income for the fiscal 2008 third quarter was $842,000 compared with an operating loss of $94,000 a year ago, supported by increased utilization of the company’s manufacturing operations in Mexico and Malaysia. Net sales for the fiscal 2008 third quarter were $28.2 million compared with $33.3 million in the same period last year — reflecting industry demand.
     For the nine months ended December 31, 2007, net income was $1.9 million, or $0.16 per diluted share, compared with a net loss of $2.3 million, or $0.28 per diluted share, for the same period a year ago. Operating income for the nine months was $7.5 million compared with $1.7 million a year earlier. Net sales for the fiscal 2008 nine months were $97.4 million compared with net sales of $104.9 million for the comparable period last year. Excluding the $11.7 million of net sales associated with the discontinuation of the company’s pay-on-scan arrangement in August 2006 with an automotive retailer, net sales for the nine months ended December 31, 2007 would have increased by $4.3 million, or approximately five percent compared with the same period last year.
     Gross profit for the fiscal 2008 third quarter increased 28 percent to $7.5 million from $5.9 million for the same period a year ago. Gross margin was 27 percent for the fiscal 2008 third quarter compared with 18 percent a year earlier, due to lower manufacturing costs resulting from improvements in manufacturing efficiencies at the company’s Mexican facility and decreases in customer marketing allowances during the third quarter of 2008 compared with the prior-year period.
     “Results for the quarter reflect the incremental benefits of several key strategic initiatives — including the company’s ongoing focus on margin improvement through the relocation of a majority of manufacturing to Mexico from California and greater utilization of production at our long-time operation in Malaysia. In addition, during the quarter the company was successful in subleasing and
(more)

Motorcar Parts of America, Inc.
2-2-2
closing its distribution facility in the Nashville region — resulting in an estimated reduction of future expenses on an annualized basis of approximately $1.6 million. Particularly significant was the company’s announcement last week of a three-year supply contract extension from a major automotive retailer for new and remanufactured alternators and starters with estimated aggregate net sales of approximately $50 million during the three-year contract extension term. The fourth quarter is off to a strong start and we look forward to reporting ongoing accomplishments for the balance of fiscal 2008,” said Selwyn Joffe, chairman, president and chief executive officer of Motorcar Parts of America, Inc.
     He also highlighted the company’s announcement last week regarding management changes within the finance and accounting areas, with an emphasis on enhancing internal controls and streamlining operations. Joffe reiterated that both David Lee, the company’s new chief financial officer, and Kevin Daly, who was promoted to the new position as chief accounting officer, would report to him.
     He also noted the engagement of Ernst & Young LLP as the company’s new independent registered public accounting firm.
Teleconference and Web Cast
     Selwyn Joffe, chairman, president and chief executive officer, and David Lee, chief financial officer, will host an investor conference call today at 9:00 a.m. Pacific time to discuss the company’s financial results and operations for the quarter. The call will be open to all interested investors either through a live audio Web broadcast via the Internet at www.motorcarparts.com or live by calling (877)-675-4756 (domestic) or (719)-325-4929 (international). For those who are not available to listen to the live broadcast, the call will be archived for seven days on Motorcar Parts of America’s website. A telephone playback of the conference call will also be available from 12:00 p.m. Pacific time Monday, February 11, through 11:59 p.m. Monday, February 18, by calling (888)-203-1112 (domestic) or (719)-457-0820 (international) and using access code: 7884530.
About Motorcar Parts
     Motorcar Parts of America, Inc. is a remanufacturer of alternators and starters utilized in imported and domestic passenger vehicles and light trucks. Its products are sold to automotive retail outlets and the professional repair market throughout the United States and Canada, with facilities located in California, Tennessee, Mexico, Singapore and Malaysia. Additional information is available at www.motorcarparts.com
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company, including the expected benefits from its strategic initiatives, the recent
(more)

Motorcar Parts of America, Inc.
3-3-3
extension of a multi-year supply agreement and the impact of future business derived from consolidation within the industry. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factor. Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in June 2007 and in its Form 10-Qs filed with the SEC thereafter for additional risks and uncertainties facing the company. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.
# # #
(Financial tables follow)

MOTORCAR PARTS OF AMERICA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net sales	$28,182,000	$33,334,000	$97,443,000	$104,924,000
Cost of goods sold	20,694,000	27,479,000	71,509,000	86,955,000

Gross profit	7,488,000	5,855,000	25,934,000	17,969,000
Operating expenses:
General and administrative	5,520,000	4,961,000	15,034,000	12,161,000
Sales and marketing	824,000	614,000	2,551,000	2,940,000
Research and development	302,000	374,000	852,000	1,131,000

Total operating expenses	6,646,000	5,949,000	18,437,000	16,232,000

Operating income (loss)	842,000	(94,000)	7,497,000	1,737,000
Interest expense — net of interest income	1,257,000	1,883,000	4,444,000	4,019,000

Income (loss) before income tax expense (benefit)	(415,000)	(1,977,000)	3,053,000	(2,282,000)
Income tax expense (benefit)	(232,000)	151,000	1,179,000	30,000

Net income (loss)	$(183,000)	$(2,128,000)	$1,874,000	$(2,312,000)

Basic net income (loss) per share	$(0.02)	$(0.25)	$0.17	$(0.28)

Diluted net income (loss) per share	$(0.02)	$(0.25)	$0.16	$(0.28)

Weighted average number of shares outstanding:
— basic	12,061,087	8,365,288	11,341,291	8,340,731

— diluted	12,061,087	8,365,288	11,724,168	8,340,731

MOTORCAR PARTS OF AMERICA, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2007	March 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash	$464,000	$349,000
Short term investments	1,055,000	859,000
Accounts receivable — net	2,514,000	2,259,000
Non-core inventory— net	31,129,000	32,260,000
Inventory unreturned	4,712,000	3,886,000
Income tax receivable	6,000	1,670,000
Deferred income tax asset	7,232,000	6,768,000
Prepaid expenses and other current assets	1,321,000	1,873,000

Total current assets	48,433,000	49,924,000
Plant and equipment — net	15,932,000	16,051,000
Long-term core inventory—net	45,447,000	42,076,000
Long-term core inventory deposit	22,278,000	21,617,000
Deferred income tax asset	1,817,000	1,817,000
Other assets	445,000	501,000

TOTAL ASSETS	$134,352,000	$131,986,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,974,000	$42,756,000
Accrued liabilities	1,937,000	1,292,000
Accrued salaries and wages	2,836,000	2,780,000
Accrued workers’ compensation claims	2,627,000	3,972,000
Income tax payable	66,000	285,000
Line of credit	—	22,800,000
Deferred compensation	1,057,000	859,000
Deferred income	133,000	133,000
Other current liabilities	522,000	225,000
Current portion of capital lease obligations	1,727,000	1,568,000

Total current liabilities	38,879,000	76,670,000
Deferred income, less current portion	155,000	255,000
Deferred core revenue	2,646,000	1,575,000
Deferred gain on sale-leaseback	1,470,000	1,859,000
Other liabilities	258,000	170,000
Capitalized lease obligations, less current portion	2,889,000	3,629,000

Total liabilities	46,297,000	84,158,000
Commitments and Contingencies Shareholders’ equity:
Preferred stock; par value $.01 per share, 5,000,000 shares authorized; none issued	—	—
Series A junior participating preferred stock; par value $.01 per share, 20,000 shares authorized; none issued	—	—
Common stock; par value $.01 per share, 20,000,000 shares authorized; 12,064,263 and 8,373,122 shares issued and outstanding at December 31, 2007 and March 31, 2007, respectively	121,000	84,000
Additional paid-in capital-common stock	92,461,000	56,241,000
Additional paid-in capital-warrant	1,879,000	—
Shareholder note receivable	(682,000)	(682,000)
Accumulated other comprehensive income	257,000	40,000
Accumulated deficit	(5,981,000)	(7,855,000)

Total shareholders’ equity	88,055,000	47,828,000

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$134,352,000	$131,986,000